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                      June 7, 2023

       Michael A. Hug
       Chief Financial Officer
       Travel & Leisure Co.
       6277 Sea Harbor Drive
       Orlando, FL 32821

                                                        Re: Travel & Leisure
Co.
                                                            Form 10-K for
fiscal year ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-32876

       Dear Michael A. Hug:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction